EXHIBIT 2.1(a)

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of March 13, 2023, by and between Ainos, Inc., a Texas corporation (the “Company”), and ASE TEST, INC.(the “Purchaser”).

1. Purchase and Sale; Closing.

1.1 Purchase of Note. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, a Convertible Promissory Note (the “Note”) in substantially the form attached hereto as Exhibit A in the principal amount set forth on the signature page hereto. The Note will be convertible into equity securities of the Company upon the terms and conditions contained in the form of the Note. Securities of equity securities of the Company issued upon conversion of the Note are referred to herein as the “Underlying Securities.” The Note and the Underlying Securities are sometimes collectively referred to herein as the “Securities.”

1.2 Closing. The closing of the sale and issuance of the Note shall be held at such time and place upon which the Company and the Purchaser shall agree (hereinafter referred to as the “Closing”). The date of the Closing is referred to herein as the “Closing Date.”

2. Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser as follows:

2.1 Organization and Standing. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Texas and is in good standing under such laws.

2.2 Corporate Power. The Company will have at the Closing all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Securities and to carry out and perform its obligations under the terms of this Agreement.

2.3 Authorization. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Securities and the performance of all of the Company’s obligations hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement, and the Note when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Underlying Securities, when issued in compliance with the provisions of the Note, will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances, assuming that the Purchaser takes the Underlying Securities with no notice thereof, other than any liens or encumbrances created by or imposed upon the Purchaser; provided, however, that the Underlying Securities will be subject to restrictions on transfer under state and/or federal securities laws.

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2.4 No Finder’s Fees. No person is entitled, directly or indirectly, to compensation from the Company by reason of any contract or understanding or contact with the Company as a finder or broker in connection with this sale and purchase of the Securities contemplated by this Agreement. The Company agrees to indemnify and hold the Purchaser harmless against and respect of any claim of brokerage or other commissions or similar fees relative to this Agreement or the transactions contemplated hereby which arises as a result of a contract or understanding made by the Company with any such broker or finder in connection with this sale and purchase of the Securities contemplated by this Agreement.

3. Representations and Warranties of Purchaser.

The Purchaser hereby represents and warrants to the Company with respect to its purchase of the Securities as follows:

3.1 Investment. The Purchaser understands that the investment in the Securities is a speculative investment and represents that it is aware of the business affairs and financial condition of the Company and has acquired sufficient information about the Company to form an informed and knowledgeable decision to acquire the Securities, and that it is purchasing the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws. The Purchaser further represents that it understands that the Securities have not been registered under the Securities Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser acknowledges and understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available and that the Company is under no obligation to register or qualify the Securities.

3.2 Access to Data. The Purchaser acknowledges that it has received and reviewed this Agreement and exhibits hereto. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with its officers and directors. The Purchaser understands that such discussions as well as any written information issued by the Company were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

3.3 Risk Factors. The Purchaser acknowledges that it has reviewed and understands the risk factors relating to Company and the Company’s stock, including but not limited to, its review of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other Company documents and filings with the Securities and Exchange Commission (the “SEC”). Such documents are available on the SEC website at WWW.SEC.GOV.

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3.4 No Finder’s Fees. No person is entitled, directly or indirectly, to compensation from the Purchaser by reason of any contract or understanding or contact with the Purchaser as a finder or broker in connection with the sale and purchase of the Securities contemplated by this Agreement. Purchaser agrees to indemnify and hold the Company harmless against and in respect of any claim for brokerage or other commissions or similar fees relative to this Agreement or the transactions contemplated hereby which arises as a result of a contract or understanding made by the Purchaser with any such broker or finder in connection with the sale and purchase of the Securities contemplated by this Agreement.

3.5 Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a) THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THE NOTE AND THE SECURITIES REPRESENTED HEREBY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE NOTE AND THE SECURITIES REPRESENTED HEREBY ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, PURSUANT TO REGULATION S OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FURTHER, HEDGING TRANSACTIONS INVOLVING THE NOTE OR SECURITIES REPRESENTED HEREUNDER MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT."

(b) Any legend required by the SEC or blue sky laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.

3.6 Lack of Liquidity. Purchaser acknowledges that the purchase of the Securities involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Securities, including the total loss of its investment. Purchaser has no present need for liquidity in connection with its purchase of the Securities.

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3.7 Applicable Exemptions from Registration. Purchaser understands that the Securities are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal securities laws under Regulation S (and potentially other exemptions under Regulation D), promulgated under the Securities Act of 1933, as amended (“Securities Act”) and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Securities. In this regard, Purchaser represents, warrants and agrees that:

3.7.1 No Public Solicitation. Neither the Company nor Purchaser has engaged in any ‘Directed Selling Efforts in the U.S.’ as defined in Regulation S promulgated by the Securities and Exchange Commission (“SEC”) under U.S. securities laws.

3.7.2 Purchaser is not a U.S. Person (as defined below). A U.S. Person means any one of the following: (a) any U.S. Citizen; (b) any natural person resident in the United States of America; (c) any partnership or corporation organized or incorporated under the laws of the United States of America; (d) any estate of which any executor or administrator is a U.S. person; (e) any trust of which any trustee is a U.S. person; (f) any agency or branch of a foreign entity located in the United States of America; (g) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (h) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and (i) any partnership or corporation if: (1) organized or incorporated under the laws of any foreign jurisdiction; and (2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

3.7.3 At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, Purchaser was outside of the United States.

3.7.4 Purchaser will not, during the period commencing on the date of issuance of the Securities and ending on the six month anniversary of such date, (“Restricted Period”), offer, sell, pledge or otherwise transfer the Securities in the United States, or to a U.S. Person for the account or benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S or under an available registration exemption.

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3.7.5 Purchaser will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Securities only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

3.7.6 Purchaser has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Securities, including without limitation, any put, call or other option transaction, option writing or equity swap.

3.7.7 Neither Purchaser nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to U.S. Citizens with respect to the Securities and Purchaser and any person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

3.7.8 The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

3.7.9 Neither Purchaser nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Securities. Purchaser agrees not to cause any advertisement of the Securities to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Securities, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only incompliance with any local applicable securities laws.

4. Condition to Purchaser’s Obligations at Closing. The Purchaser’s obligation to purchase the Securities at the Closing is subject to the fulfillment on or prior to the Closing Date of the following condition precedents:

4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 hereof shall be true and correct when made and shall be true and correct on the Closing Date.

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4.2 Minimum Offering; Company’s Performance. The Company’s convertible note offering relevant to this Agreement shall be no less than Three Million Dollars (USD $3,000,000) in the aggregate. For the avoidance of doubt, Purchaser’s obligation to purchase a convertible note in the aggregate amount of Two Million Dollars (USD $2,000,000) (the “Total Principal Amount”) is conditioned on the Company selling a minimum of One Million Dollars (USD $1,000,000) worth of convertible debt to third-parties (the “Minimum Offering”) upon the Closing of the transaction contemplated under this Agreement.

4.3 Required Milestones. Purchaser shall pay the Total Principal Amount in three (3) tranches in the amounts of One Million Dollars (USD $1,000,000) (the “First Tranche”), Five Hundred Thousand Dollars (USD $500,000) (the “Second Tranche”), and Five Hundred Thousand Dollars (USD $500,000) (the “Third Tranche”) upon the performance of the following milestones by the Company:

4.3.1 Completion a pre-Investigational Drug Application (the “pre-IND”) with the U.S. Food and Drug Administration (the “FDA”) for an interferon drug candidate;

4.3.2 Execution of a Memorandum of Understanding with a licensing partner with respect to the Company’s product(s); and

4.3.3 Execution of a licensing agreement for either the (i) development, (ii) manufacture, (iii) sales and marketing with respect to the Company’s product(s).

4.3.4 The milestones stated above under sub-sections 4.3.1 through 4.3.3 are not listed in order, priority or in any particular sequence. The initial performance by the Company of any one of the milestones shall satisfy the payment obligations for the First Tranche; similarly the satisfaction of any of other milestones (in any order or sequence) shall trigger the payment obligations for the applicable Second Tranche and applicable Third Tranche, respectively.

5. Conditions to the Company’s Obligations at Closing.

The Company’s obligation to sell and issue the Note at the Closing is subject to the fulfillment of the following conditions:

5.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct when made and shall be true and correct on the Closing Date.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

5.3 Board Approval. The Company’s Board of Directors shall have authorized the sale and issuance of the Securities.

5.4 Payment of Consideration. The Company shall have received the stipulated amount under the Note.

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6. Miscellaneous.

6.1 Governing Law; Venue. This Agreement, the Securities shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the Texas or of any other state. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of the State of Texas (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Texas located in Dallas County). The parties agree to submit to the exclusive jurisdiction and venue of those courts.

6.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of the Purchaser to purchase the Note shall not be assignable without the consent of the Company and provided further that the Company may not assign its rights hereunder.

6.3 Entire Agreement; Amendment. This Agreement, the Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

6.4 Notices, etc. All notices and other communications under this Agreement shall be in writing and shall be delivered in person, via facsimile machine, sent by documented overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed (a) if to the Purchaser at the address listed in the signature page of this Agreement, or (b) if to the Company, to the attention of its Principal Executive Officer at its principal offices at 28880 Rio San Diego Drive, Ste. 800. San Diego, CA 92108. Unless otherwise specified in this Agreement, all such notices and other written communications shall be effective (and considered delivered and received for the purposes of this Agreement) (i) if delivered by hand, upon delivery, (ii) if by facsimile machine during normal business hours upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next day, (iii) if sent by documented overnight delivery service, three (3) days after depositing with an overnight delivery service, or (iv) if mailed via first-class regular mail, seven (7) day after depositing in the U.S. Mail.

6.5 Expenses; Attorneys Fees. The Company and the Purchaser shall bear each of its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the Securities, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

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The foregoing Agreement is hereby executed as of the date first above written.

COMPANY:

AINOS, INC., a Texas corporation

Name: Chun-Hsien Tsai
Title: Chairman, President, and CEO

PURCHASER:

ASE TEST, INC.

Name: Chien Shen Jason Chang

Title: Chairman

Principal Amount: USD$2,000,000

[Signature Page to Convertible Note Purchase Agreement]

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EXHIBIT A

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN ISSUED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, PURSUANT TO REGULATION S OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FURTHER, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT.

AINOS, INC.

CONVERTIBLE PROMISSORY NOTE

USD $2,000,000 Principal Amount	__________________ , 2023

For value received, Ainos, Inc., a Texas corporation (the “Company”), promises to pay to ASE TEST, INC. (the “Holder”), the principal amount of Two Million Dollars (USD$ 2,000,000) (the “Principal Amount”) and Six Percent (6%) compounded interest. This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated as of ______________, 2023. This Note is subject to the following terms and conditions.

1. Maturity. Unless converted or repaid pursuant to Section 2 or Section 3, the entire unpaid principal sum of this Note will be payable two (2) years from the Effective Date of this Note (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid principal sum of this Note shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Conversion.

(a) Conversion. At the election of Holder, the outstanding principal amount and accrued compounded interest under this Note (the “Conversion Amount”) may be converted into Securities of common stock, $0.01 par value per share (the “Common Stock”) of the Company or such other securities or property for which this Note may become convertible as a result of any adjustment described in Section 2(b) at a price of One Dollar and Fifty Cents ($1.50) U.S.D. per share(the “Conversion Price”).

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(b) Adjustment.

(i) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of Securities, separations, reorganizations, liquidations, merger, consolidation, acquisition of the Company, or the like, the number, class and type of Securities available upon conversion of this Note and the Conversion Price shall be correspondingly adjusted to give the Holder of the Note, on conversion for the same aggregate Conversion Amount, the total number, class, and type of Securities or other property as the Holder would have owned had the Note been converted prior to the event and had the Holder continued to hold such Securities until the event requiring adjustment. The form of this Note need not be changed because of any such adjustment.

(ii) Upon the occurrence of adjustment pursuant to this Section 2(b), the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price and adjusted number or type of Securities or other securities issuable upon conversion of this Note (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of such certificate to the Holder.

(c) Mechanics and Effect of Conversion. No fractional Securities of the Company’s Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note at the principal offices of the Company. At its expense, the Company will, as soon as practicable thereafter, cause to be issued and delivered to such Holder a Book-Share Entry Statement for the number of Securities to which such Holder is entitled upon such conversion or confirmation of book-entry registration of such Securities, together with a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to any principal amount.

3. Payment Terms. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new convertible promissory note for the same principal amount will be issued to, and registered in the name of, the transferee.

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5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or e-mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, facsimile number or e-mail as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and transferee of this Note.

8. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

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This Note is executed and delivered as of the date first set forth above.

COMPANY:

AINOS, INC., a Texas corporation

Name: Chun-Hsien Tsai
Title: Chairman, President, and CEO

PURCHASER:

ASE TEST, INC.

Name: Chien Shen Jason Chang

Title: Chairman

Principal Amount: USD $2,000,000

[Signature Page to Convertible Note]

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